Exhibit 99

Dollar General Corporation Reports Fourth Quarter and Fiscal Year 2008 Financial Results

~Company Reports Full Year Net Income of $108.2 Million~

~Adjusted EBITDA Increases 34% to $913.9 Million~

~2008 Annual Same-Store Sales Increase 9.0%~

~February 2009 Same-Store Sales Increase 15.1%~

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 24, 2009--Dollar General Corporation today announced financial results for the fourth quarter (13 weeks) and fiscal year ended January 30, 2009. In addition, the Company announced that same-store sales increased 15.1 percent in February 2009 compared to an increase of 4.6 percent in February 2008.

Fourth Quarter Results

Sales increased 11.2 percent to $2.85 billion in the 2008 fourth quarter compared to $2.56 billion in the 2007 fourth quarter. Same-store sales increased 9.4 percent for this period, with customer traffic and average transaction both contributing to the sales increase.

The fourth quarter 2008 gross profit rate improved to 29.4 percent from 28.9 percent in the prior year period, an increase of 51 basis points. Gross profit rate expansion was driven by improvements in shrink and distribution and transportation efficiencies, as well as higher average markups, partially offset by higher markdowns to clear seasonal merchandise, the write-off of $8.6 million of inventory as the result of a recent change in the interpretation of the phthalates provision of the Consumer Product Safety Improvement Act of 2008 and a year-over-year increase in LIFO-related charges of $6.0 million.

Selling, general and administrative expenses (“SG&A”) as a percentage of sales in the 2008 fourth quarter was essentially flat compared to the 2007 fourth quarter. Interest expense decreased $11.2 million, or 10.7 percent, to $93.2 million in the 2008 fourth quarter from $104.4 million in the 2007 fourth quarter. Fourth quarter 2008 net income increased 47.8 percent to $81.9 million from $55.4 million in the 2007 fourth quarter. Fourth quarter 2008 Adjusted EBITDA increased 9.3 percent to $276.9 million from $253.3 million in the 2007 fourth quarter.

“We are very pleased with our fourth quarter and fiscal 2008 financial results,” said Rick Dreiling, Chairman and Chief Executive Officer. “During the year, we grew sales, expanded gross profit and reduced our SG&A rate by successfully implementing programs to improve our store operations and merchandising efforts. Importantly, we were able to achieve these improvements despite the increasingly difficult economic conditions. We are pleased with the current momentum in our business, and we intend to focus on driving continued success in 2009.”

Full Year Results of Operations

Discussions of the 2008 full year results of operations in this announcement include comparisons to the Company’s Combined 2007 full year results, which represent the mathematical combination of the Successor and Predecessor periods ended February 1, 2008 and July 7, 2007, respectively (see “Basis of Accounting” section below), and the Company’s 2007 pro forma results, as well as a comparison to the separate Successor and Predecessor periods, which represent the Company’s 2007 results of operations in accordance with generally accepted accounting principles (“GAAP”). As described below under “Non-GAAP Disclosure,” the Company believes that the discussion of the Combined results below provides a meaningful comparison of its 2008 financial results to the full year 2007. The comparison of 2008 to the separate Successor and Predecessor periods precedes the “Company Outlook” section below, and a reconciliation of the 2007 Combined financial results to the Successor and Predecessor periods is included in the accompanying tables. The accompanying tables also include 2007 unaudited pro forma results and adjustments.

Full Year 2008 Financial Results Compared to 2007

For fiscal 2008, total sales increased 10.1 percent, including a 9.0 percent increase in same-store sales. The gross profit rate in fiscal 2008 increased 143 basis points to 29.3 percent, compared to a gross profit rate of 27.8 percent in Combined fiscal 2007 (28.2 percent and 27.3 percent in the 2007 Successor and Predecessor periods, respectively). Gross profit improvement in 2008 was driven by decreased inventory shrink, improved distribution efficiencies, lower markdowns and higher average markups, which more than offset a $37.8 million year-over-year increase in the LIFO provision, resulting from continued inflationary pressures, and the fourth quarter phthalates-related inventory adjustment noted above.

SG&A as a percentage of sales in fiscal 2008 decreased 66 basis points to 23.4 percent from 24.1 percent in Combined fiscal 2007 (23.8 percent and 24.5 percent in the 2007 Successor and Predecessor periods, respectively). Excluding the impact of certain non-comparable items as outlined in the attached table, SG&A as a percentage of sales decreased 27 basis points, primarily attributable to lower workers compensation expense, decreased advertising expenses and sales leverage on occupancy, utilities and other costs, partially offset by higher incentive compensation associated with the Company's 2008 financial performance.

Interest expense in fiscal 2008 was $391.9 million, significantly higher than interest expense of $263.2 million in Combined fiscal 2007 ($252.9 million and $10.3 million in the 2007 Successor and Predecessor periods, respectively) as the result of interest expense on long-term obligations to finance the Merger. Interest expense in 2008 was less than 2007 pro forma interest expense of $436.7 million due to lower borrowings on the Company’s revolving credit agreement and a reduction in the amount of outstanding senior subordinated notes, in addition to lower interest rates.

For the full fiscal year 2008, net income was $108.2 million. Adjusted EBITDA, as defined in the Company’s credit agreements and calculated in the attached table, was $913.9 million in fiscal 2008, an increase of $230.4 million, or 34 percent, over fiscal 2007.

Merchandise Inventories and Accounts Payable

As of January 30, 2009, total merchandise inventories, at cost, were $1.41 billion compared to $1.29 billion as of February 1, 2008, an increase of 9.8 percent, or 7.6 percent on a per store basis. The year-over-year increase in inventories is primarily due to higher store inventory levels needed to support higher sales volumes as well as the rollout of new planograms and earlier receipt of spring seasonal inventories.

Long-Term Obligations

As of January 30, 2009, outstanding long-term obligations, including the current portion, were $4.14 billion, with no borrowings outstanding under the Company’s asset-based revolving credit facility. During the 2008 fourth quarter, the Company purchased $44.1 million of its outstanding senior subordinated notes, recording a gain on the purchase of $3.8 million. As of January 30, 2009, the ratio of long-term obligations to Adjusted EBITDA, as calculated in the attached table, decreased to 4.5 times from 7.1 times as of the closing of the Merger transaction in July 2007.

Full Year 2008 Compared to 2007 Successor and Predecessor Periods

Total sales for the year increased 10.1 percent, including a same-store sales increase of 9.0 percent. There were no purchase accounting or other adjustments to sales as a result of the Merger, therefore 2007 sales and other amounts presented related to 2007 sales are calculated using the 2007 52-week year.

The gross profit rate in fiscal 2008 of 29.3 percent compares to gross profit rates of 28.2 percent and 27.3 percent in the 2007 Successor and Predecessor periods, respectively, with improvements driven by decreased inventory shrink, improved distribution efficiencies, lower markdowns and higher average markups, which more than offset a $37.8 million year-over-year increase in the LIFO provision resulting from continued inflationary pressures and the $8.6 million write-off of inventories in the 2008 fourth quarter discussed above. The gross profit rate in the 2007 Successor period was greater than in the Predecessor period, in part due to the seasonality of the Company’s sales which results in greater sales of higher margin discretionary purchases in the fourth quarter.

SG&A as a percentage of sales in fiscal 2008 was 23.4 percent compared to 23.8 percent and 24.5 percent in the 2007 Successor and Predecessor periods, respectively. Excluding certain non-comparable items from each period as described in the attached SG&A table, SG&A as a percentage of sales decreased by five and 59 basis points, from the Successor and Predecessor periods, respectively. SG&A in 2008 includes decreases resulting from lower workers compensation expense, decreased advertising, and sales leverage on occupancy and other costs, partially offset by higher incentive compensation associated with the Company's 2008 financial performance.

The Company reported net income of $108.2 million in fiscal 2008 compared to net losses of $4.8 million and $8.0 million for the 2007 Successor and Predecessor periods, respectively. The loss in the 2007 Successor period reflects interest expense of $252.9 million resulting from interest on long-term borrowings to finance the Merger and the loss in the 2007 Predecessor period reflects transaction and related costs of $101.4 million.

Company Outlook

The Company remains committed to continuing its focus on productive sales growth, increasing gross margins, leveraging process improvements and information technology to reduce costs and strengthening and expanding Dollar General's culture of serving others. The Company expects capital expenditures in 2009 to be approximately $250 million to $275 million, primarily related to improvements in existing stores as well as the planned opening of 450 new stores and the remodel or relocation of approximately 400 stores.

Mr. Dreiling concluded, “Having achieved our 19th consecutive year of same-store sales growth in 2008, I am confident that Dollar General’s business model is resilient and will remain adaptable throughout this difficult economic time. Our customers responded well to the changes we made in 2008, and we plan to continue making progress in our stores to enhance the customer experience throughout 2009. Most importantly, we remain focused on helping our customers make the most of their time and money by offering them quality products that they want at the prices they need in locations that are convenient to them.”

Basis of Accounting

The Company was acquired on July 6, 2007 through a merger accounted for as a reverse acquisition (the “Merger”). Although the Company continued as the same legal entity after the Merger, the accompanying financial statements are presented as Predecessor for periods preceding the Merger and as Successor for periods subsequent to the Merger. The Successor reflects the result of the Company applying purchase accounting and a new basis of accounting beginning on July 7, 2007, which affects the comparability of amounts before and after the Merger.

Non-GAAP Disclosure

Certain information provided in this press release, including the accompanying tables, or to be discussed during the conference call has not been derived in accordance with generally accepted accounting principles (“GAAP”), including Combined 2007 financial results, pro forma 2007 financial results, EBITDA, Adjusted EBITDA, and an adjusted calculation of SG&A excluding non-comparable items. A reconciliation of Combined 2007 financial results to the 2007 Successor and Predecessor periods, a presentation of pro forma 2007 results, including descriptions of the pro forma adjustments, reconciliations to net income of EBITDA and Adjusted EBITDA, and calculations of the improvement in SG&A excluding certain non-comparable items and the ratio of long-term obligations to Adjusted EBITDA, are provided in the accompanying tables. Each of the non-GAAP measures discussed in this release is unaudited.

Combined 2007 financial results represent the mathematical combination of the Successor and Predecessor periods ended February 1, 2008 and July 7, 2007, respectively. The Company believes that presenting a comparison of certain 2008 full year items to Combined 2007 financial results helps to provide a more meaningful understanding of the underlying business since it enables a comparison of operations for similar lengths of time. Neither the Combined nor pro forma results reflect the actual results the Company would have achieved absent the Merger or are indicative of future results of operations. The Company believes the discussion of SG&A excluding certain non-comparable and Merger-related items enables a more meaningful discussion of the SG&A comparison between the periods. The items included in the SG&A discussion should be read in connection with the accompanying SG&A table and are consistent with disclosures made in prior 2008 quarterly announcements of financial results.

EBITDA and Adjusted EBITDA are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as an alternative to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio. Management from time to time uses EBITDA and Adjusted EBITDA, as well as other measures, as additional financial metrics to supplement net income and cash flow in its evaluation of the Company’s financial results, including with respect to incentive compensation. For more discussion regarding the financial ratio in the Company’s credit agreements, the reasons management believes EBITDA and Adjusted EBITDA are useful to investors, and the limitations of these non-GAAP measures, please see the Company’s periodic filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2008, filed with the SEC on December 3, 2008.

Conference Call Information

The Company will hold a conference call on Tuesday, March 24, 2009 at 9:00 a.m. CDT/10:00 a.m. EDT, hosted by Rick Dreiling, Chairman and Chief Executive Officer, and David Tehle, Chief Financial Officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Tuesday, April 7, 2009, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 36208215.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “Company Outlook.” The words "believe," "anticipate," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "committed," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Factors that may result in actual results differing from such forward-looking information include, but are not limited to, general economic conditions, the cost of goods, geopolitical events and conditions, unemployment levels, levels of consumer disposable income, consumer credit availability, inflation, consumer spending patterns and debt levels, the Company’s debt levels and restrictions in the Company’s debt agreements, the Company’s level of success in executing initiatives, currency exchange fluctuations, trade restrictions, increases in costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, weather conditions, changes in or noncompliance with laws and regulations, developments in litigation to which the Company is a party, disruptions in the Company’s distribution network or information systems, impediments to opening stores, seasonality of the Company’s business, competitive pressures, and other risks. The Company discusses certain of these factors more fully in its filings with the SEC, including its last annual report on Form 10-K filed with the SEC and any quarterly reports on Form 10-Q filed subsequently to the Form 10-K, and this release should be read in conjunction with those filings, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General is the largest discount retailer in the United States by number of stores with more than 8,400 neighborhood stores located in 35 states. Dollar General helps shoppers Save Time. Save Money. Every Day.® by offering quality private label and national branded items that are frequently used and replenished such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, and Fruit of the Loom. The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amount)
	Successor
	January 30,	February 1,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$377,995	$100,209
Short-term investments	-	19,611
Merchandise inventories	1,414,955	1,288,661
Income taxes receivable	6,392	32,501
Deferred income taxes	4,600	17,297
Prepaid expenses and other current assets	66,183	59,465
Total current assets	1,870,125	1,517,744
Net property and equipment	1,268,960	1,274,245
Goodwill	4,338,589	4,344,930
Intangible assets, net	1,325,558	1,370,557
Other assets, net	85,967	148,955
Total assets	$8,889,199	$8,656,431

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$14,158	$3,246
Accounts payable	678,421	551,040
Accrued expenses and other	375,045	300,956
Income taxes payable	7,611	2,999
Total current liabilities	1,075,235	858,241
Long-term obligations	4,122,956	4,278,756
Deferred income taxes	556,101	486,725
Other liabilities	289,288	319,714

Commitments and contingencies

Redeemable common stock	13,924	9,122

Shareholders' equity:
Preferred stock, 1,000,000 shares authorized	-	-
Common stock; $0.50 par value, 1,000,000 shares authorized, 556,228 and 555,482 shares issued and outstanding at January 30, 2009 and February 1, 2008, respectively.	278,114	277,741
Additional paid-in capital	2,489,647	2,480,062
Retained earnings (Accumulated deficit)	103,364	(4,818)
Accumulated other comprehensive loss	(39,430)	(49,112)
Total shareholders' equity	2,831,695	2,703,873
Total liabilities and shareholders' equity	$8,889,199	$8,656,431

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)

	Successor
	13 Weeks	13 Weeks
	Ended	Ended
	January 30,	February 1,
	2009	2008
Net sales	$2,845,848	$2,559,573
Cost of goods sold	2,008,150	1,819,202
% of net sales	70.56%	71.07%
Gross profit	837,698	740,371
% of net sales	29.44%	28.93%
Selling, general and administrative	617,370	553,905
% of net sales	21.69%	21.64%
Litigation settlement	(2,500)	-
% of net sales	(0.09%)	-
Operating profit	222,828	186,466
% of net sales	7.83%	7.29%
Interest income	(268)	(1,378)
Interest expense	93,234	104,420
Other (income) expense	(3,644)	(4,593)
Income before income taxes	133,506	88,017
Income tax expense	51,652	32,628
Net income	$81,854	$55,389
% of net sales	2.88%	2.16%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)

	Successor		Predecessor	NON-GAAP			NON-GAAP
		March 6,	February 3,	Combined			Pro Forma
	52 Weeks	2007	2007	52 Weeks			52 Weeks
	Ended	through	through	Ended	Pro		Ended
	January 30	February 1,	July 6,	February 1,	Forma		February 1,
	2009	2008 (a)	2007	2008	Adjustments		2008 (b)
Net sales	$10,457,668	$5,571,493	$3,923,753	$9,495,246	-		$9,495,246
Cost of goods sold	7,396,571	3,999,599	2,852,178	6,851,777	695	(c)	6,852,472
% of net sales	70.73%	71.79%	72.69%	72.16%	-		72.17%
Gross profit	3,061,097	1,571,894	1,071,575	2,643,469	(695)		2,642,774
% of net sales	29.27%	28.21%	27.31%	27.84%	-		27.83%
Selling, general and administrative	2,448,611	1,324,508	960,930	2,285,438	25,461	(d)	2,310,899
% of net sales	23.41%	23.77%	24.49%	24.07%	-		24.34%
Litigation settlement and related costs, net	32,000	-	-	-	-		-
% of net sales	0.31%	-	-	-	-		-
Transaction and related costs	-	1,242	101,397	102,639	(101,397)	(e)	1,242
% of net sales	-	0.02%	2.58%	1.08%	-		0.01%
Operating profit	580,486	246,144	9,248	255,392	75,241		330,633
% of net sales	5.55%	4.42%	0.24%	2.69%	-		3.48%
Interest income	(3,061)	(3,799)	(5,046)	(8,845)	-		(8,845)
Interest expense	391,932	252,897	10,299	263,196	173,502	(f)	436,698
Other (income) expense	(2,788)	3,639	-	3,639	-		3,639
Income (loss) before income taxes	194,403	(6,593)	3,995	(2,598)	(98,261)		(100,859)
Income tax expense (benefit)	86,221	(1,775)	11,993	10,218	(53,138)	(g)	(42,920)
Net income (loss)	$108,182	$(4,818)	$(7,998)	$(12,816)	$(45,123)		$(57,939)
% of net sales	1.03%	(0.09%)	(0.20%)	(0.13%)	-		(0.61%)

(a)	Includes the results of operations of Buck Acquisition Corp. for the period prior to its Merger with and into Dollar General Corporation from March 6, 2007 (its formation) through July 6, 2007 (reflecting the change in fair value of interest rate swaps), and the post-Merger results of Dollar General Corporation for the period from July 7, 2007 through February 1, 2008.

(b)	The pro forma consolidated statement of operations was developed by applying pro forma adjustments to the historical consolidated statements of operations. See "Basis of Accounting" for a description of the Merger and the application of purchase accounting standards and a new basis of accounting effective July 7, 2007. The unaudited pro forma consolidated financial data above, which gives effect to the Merger as if it had occurred on February 3, 2007, is included for supplemental purposes only. Items (c) through (g) below describe the pro forma adjustments.

(c)	Represents the estimated impact on cost of goods sold of the adjustment to fair value of property and equipment at the distribution centers.

(d)	Primarily represents depreciation and amortization of the fair value adjustments related to tangible and intangible long-lived assets. Identifiable intangible assets with a determinable life have been amortized on a straight-line basis in the unaudited pro forma consolidated statement of operations over a period ranging from 2 to 17.5 years. The primary fair value adjustments (on which the pro forma adjustments are based) impacting SG&A expenses were to leasehold interests ($185 million), property and equipment ($101 million) and internally developed software ($12 million). This adjustment also includes management fees that are payable to affiliates of certain of the Investors subsequent to the closing of the Merger and related transactions (at an initial annual rate of $5.0 million which shall be increased by 5% for each succeeding year during the term of the agreement).

(e)	Represents $101.4 million of charges that are non-recurring in nature and directly attributable to the Merger and related transactions. Such charges are comprised of $39.4 million of stock compensation expense from the acceleration of unvested stock options, restricted stock and restricted stock units as required as a result of the Merger and $62.0 million of transaction costs incurred that were expensed as one-time charges upon the close of the Merger. Such adjustments do not include any adjustments to reflect the effects of a new stock-based compensation plan.

(f)	Reflects pro forma interest expense resulting from the new capital structure.

(g)	Represents the tax effect of the pro forma adjustments, calculated at an effective rate of 54.1% for the Predecessor period ended July 6, 2007. The effective tax rate, a benefit, applied to the pro forma changes for the Predecessor period ended July 6, 2007, reflects the pro forma elimination of non-deductible transaction costs from income before taxes.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
				NON-GAAP
	Successor		Predecessor	Combined
	52 Weeks	March 6, 2007	February 3, 2007	52 Weeks
	Ended	through	through	Ended
	January 30,	February 1,	July 6,	February 1,
	2009	2008 (a)	2007	2008
Cash flows from operating activities:
Net income (loss)	$108,182	$(4,818)	$(7,998)	$(12,816)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	247,899	150,213	83,917	234,130
Deferred income taxes	73,434	19,551	(20,874)	(1,323)
Tax benefit of stock options	(950)	-	(3,927)	(3,927)
Noncash inventory adjustments and asset impairments	50,671	6,113	-	6,113
Noncash share-based compensation	9,958	3,827	45,433	49,260
Other noncash gains and losses	2,434	5,525	5,098	10,623
Change in operating assets and liabilities:
Merchandise inventories	(173,014)	73,356	16,424	89,780
Prepaid expenses and other current assets	(598)	3,739	(6,184)	(2,445)
Accounts payable	140,356	(41,395)	34,794	(6,601)
Accrued expenses and other liabilities	68,736	16,061	52,995	69,056
Income taxes	33,986	7,348	2,809	10,157
Other	14,084	84	(541)	(457)
Net cash provided by operating activities	575,178	239,604	201,946	441,550

Cash flows from investing activities:
Merger, net of cash acquired	-	(6,738,391)	-	(6,738,391)
Purchases of property and equipment	(205,546)	(83,641)	(56,153)	(139,794)
Purchases of short-term investments	(9,903)	(3,800)	(5,100)	(8,900)
Sales of short-term investments	61,547	21,445	9,505	30,950
Purchases of long-term investments	-	(7,473)	(15,754)	(23,227)
Purchases of promissory notes	-	(37,047)	-	(37,047)
Proceeds from sale of property and equipment	1,266	533	620	1,153
Net cash used in investing activities	(152,636)	(6,848,374)	(66,882)	(6,915,256)

Cash flows from financing activities:
Issuance of common stock	4,228	2,759,540	-	2,759,540
Net borrowings (repayments) under revolving credit facility	(102,500)	102,500	-	102,500
Issuance of long-term obligations	-	4,176,817	-	4,176,817
Repayments of long-term obligations	(44,425)	(241,945)	(4,500)	(246,445)
Debt issuance costs	-	(87,392)	-	(87,392)
Payment of cash dividends	-	-	(15,710)	(15,710)
Exercises (repurchases) of stock options	(2,511)	-	41,546	41,546
Repurchases of common stock	(498)	(541)	-	(541)
Tax benefit of stock options	950	-	3,927	3,927
Net cash provided by (used in) financing activities	(144,756)	6,708,979	25,263	6,734,242
Net increase in cash and cash equivalents	277,786	100,209	160,327	260,536
Cash and cash equivalents, beginning of period	100,209	-	189,288	189,288
Cash balance at Merger date	-	-	-	(349,615)
Cash and cash equivalents, end of period	$377,995	$100,209	$349,615	$100,209

Supplemental cash flow information:
Cash paid (received) for:
Interest	$377,022	$226,738	$11,246	$237,984
Income taxes	$7,091	$(30,574)	$26,012	$(4,562)

Supplemental schedule of noncash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$7,474	$20,449	$13,544	$20,449
Purchases of property and equipment under capital lease obligations	$3,806	$592	$1,036	$1,628
Expiration of equity repurchase rights	$2,548	$-	$-	$-
Exchange of shares and stock options in business combination	$-	$7,685	$-	$7,685

(a)

Includes the cash flows of Buck Acquisition Corp. for the period prior to its Merger with and into Dollar General Corporation from March 6, 2007 (its formation) through July 6, 2007 (which were zero), and the post-Merger results of Dollar General Corporation for the period from July 7, 2007 through February 1, 2008.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	13 Weeks Ended		52 Weeks Ended
	January 30,	February 1,	January 30,		February 1,	May 4,
	2009	2008	2009		2008	2007 (a)
Net income (loss)	$81.9	$55.4	$108.2		$(12.8)	$123.9
Add (subtract):
Interest income	(0.3)	(1.4)	(3.1)		(8.8)	(7.1)
Interest expense	93.2	104.4	391.9		263.2	33.8
Depreciation and amortization	60.5	56.5	235.1		226.4	202.3
Income taxes	51.7	32.6	86.2		10.2	69.7
EBITDA	287.0	247.5	818.3		478.2	422.6

Adjustments:
Transaction and related costs	-	-	-		102.6	5.6
(Gain) loss on debt retirements	(3.8)	(4.9)	(3.8)		1.2	-
Loss on interest rate swaps	0.2	0.3	1.1		2.4	2.1
Contingent (gain) loss on distribution center leases	(5.0)	-	(5.0)		12.0	-
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	(24.9)	(4.5)	(24.9)		(0.4)	153.9
SG&A related to store closing and inventory clearance activities	-	0.2	-		54.0	62.4
Operating losses (cash) of stores to be closed	-	1.1	-		10.5	17.2
Hurricane-related expenses and write-offs	0.2	-	2.2		-	(7.0)
Monitoring and consulting fees to affiliates	2.1	2.0	8.6		4.8	-
Stock option and restricted stock unit expense	2.8	0.7	10.0		6.5	-
Indirect Merger-related costs	1.6	4.6	20.7		4.6	-
Litigation settlement and related costs	(2.5)	-	32.0		-	-
Other noncash charges (primarily LIFO)	19.2	6.1	54.7		6.1	-
Other	-	0.2	-		1.0	1.7
Total Adjustments	(10.1)	5.8	95.6		205.3	235.9
Adjusted EBITDA	$276.9	$253.3	$913.9		$683.5	$658.5

Calculation of Ratio of Long-Term Obligations
To Adjusted EBITDA
			At Merger
			Date
	January 30,	February 1,	July 6,
	2009	2008	2007

Long-term Obligations	$4,137.1	$4,282.0	$4,677.6

52 Week Adjusted EBITDA	$913.9	$683.5	$658.5	(a)

Ratio	4.5 x	6.3 x	7.1 x

(a) Calculation at Merger date is based on adjusted EBITDA for the 52 week period ended May 4, 2007, the latest reported period.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information

Sales by Category (in thousands)

	Successor
	13 Weeks	13 Weeks
	Ended	Ended
	January 30,	February 1,
	2009	2008	% Change
Highly consumable	$1,907,493	$1,615,481	18.1%
Seasonal	494,098	499,836	(1.1%)
Home products	231,411	243,600	(5.0%)
Basic clothing	212,846	200,656	6.1%
Net sales	$2,845,848	$2,559,573	11.2%

	Successor		Predecessor	NON-GAAP
		March 6,	February 3,	Combined
	52 Weeks	2007	2007	52 Weeks
	Ended	through	through	Ended
	January 30,	February 1,	July 6,	February 1,
	2009	2008	2007	2008	% Change
Highly consumable	$7,248,418	$3,701,724	$2,615,110	$6,316,834	14.7%
Seasonal	1,521,450	908,301	604,935	1,513,236	0.5%
Home products	862,226	507,027	362,725	869,752	(0.9%)
Basic clothing	825,574	454,441	340,983	795,424	3.8%
Net sales	$10,457,668	$5,571,493	$3,923,753	$9,495,246	10.1%

Store Activity

		52 Weeks	52 Weeks
		Ended	Ended
		January 30,	February 1,
		2009	2008
Beginning store count		8,194	8,229
New store openings		207	365
Store closings		(39)	(400)
Net new (closed) stores		168	(35)
Ending store count		8,362	8,194
Total selling square footage (000's)		58,803	57,376

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted SG&A Improvement
(Dollars in millions)

			NON-GAAP Combined
	52 Weeks Ended		52 Weeks Ended		Basis
	January 30, 2009		February 1, 2008		Points
	$	%	$	%	Difference

Net sales	$10,457.7		$9,495.2

Selling, general and administrative	$2,448.6	23.41%	$2,285.4	24.07%	66
Less non-comparable expenses:
Amortization of leasehold intangibles	40.5	0.39%	23.4	0.25%	(14)
Monitoring, consulting and other Merger-related expenses	20.2	0.19%	9.4	0.10%	(9)
Project Alpha store closings	4.4	0.04%	54.0	0.57%	53
Contingent loss on distribution center leases	(5.0)	(0.05%)	12.0	0.13%	18
Severance	9.0	0.09%	-	-	(9)
Total Adjustments	$69.1		$98.8		39
Adjusted SG&A improvement (basis points)					27

			Successor
	52 Weeks Ended		March 6, 2007 through		Basis
	January 30, 2009		February 1, 2008		Points
	$	%	$	%	Difference

Net sales	$10,457.7		$5,571.5

Selling, general and administrative	$2,448.6	23.41%	$1,324.5	23.77%	36
Less non-comparable expenses:
Amortization of leasehold intangibles	40.5	0.39%	23.4	0.42%	3
Monitoring, consulting and other Merger-related expenses	20.2	0.19%	9.4	0.17%	(2)
Project Alpha store closings	4.4	0.04%	9.0	0.16%	12
Contingent loss on distribution center leases	(5.0)	(0.05%)	12.0	0.22%	27
Severance	9.0	0.09%	-	-	(9)
Total Adjustments	$69.1		$53.8		31
Adjusted SG&A improvement (basis points)					5

			Predecessor
	52 Weeks Ended		February 3, 2007 through		Basis
	January 30, 2009		July 6, 2007		Points
	$	%	$	%	Difference

Net sales	$10,457.7		$3,923.8

Selling, general and administrative	$2,448.6	23.41%	$960.9	24.49%	108
Less non-comparable expenses:
Amortization of leasehold intangibles	40.5	0.39%	-	-	(39)
Monitoring, consulting and other Merger-related expenses	20.2	0.19%	-	-	(19)
Project Alpha store closings	4.4	0.04%	45.0	1.15%	111
Contingent loss on distribution center leases	(5.0)	(0.05%)	-	-	5
Severance	9.0	0.09%	-	-	(9)
Total Adjustments	$69.1		$45.0		49
Adjusted SG&A improvement (basis points)					59

			NON-GAAP Pro Forma
	52 Weeks Ended		52 Weeks Ended		Basis
	January 30, 2009		February 1, 2008		Points
	$	%	$	%	Difference

Net sales	$10,457.7		$9,495.2

Selling, general and administrative	$2,448.6	23.41%	$2,310.9	24.34%	93
Less non-comparable expenses:
Amortization of leasehold intangibles	40.5	0.39%	40.1	0.42%	3
Monitoring, consulting and other Merger-related expenses	20.2	0.19%	11.5	0.12%	(7)
Project Alpha store closings	4.4	0.04%	54.0	0.57%	53
Contingent loss on distribution center leases	(5.0)	(0.05%)	12.0	0.13%	18
Severance	9.0	0.09%	-	-	(9)
Total Adjustments	$69.1		$117.6		58
Adjusted SG&A improvement (basis points)					35

CONTACT:
Dollar General Corporation
Investor Contact:
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Earnest, 615-855-5209